  PLAN OF ACQUISITION

  MidCap Growth Account and
MidCap Blend Account

  The Board of Directors of Principal Variable Contracts Funds, Inc., a
Maryland corporation (the "Fund"), deems it advisable that  MidCap
Blend Account series of the Fund ("MidCap Blend") acquire all of the assets of MidCap Growth Account I series of the Fund ("MidCap Growth")
in exchange for the assumption by MidCap Blend of all of the liabilities of MidCap Growth and shares issued by MidCap Blend which are thereafter to be distributed by MidCap Growth pro rata to its shareholders in complete liquidation and termination of MidCap Growth and in exchange for all of MidCap Growth's outstanding shares.

  MidCap Growth will transfer to MidCap Blend, and MidCap Blend will acquire from  MidCap Growth , all of the assets of MidCap Growth on the
Closing Date and will assume from MidCap Growth all of the liabilities of MidCap Growth in exchange for the issuance of the number of shares of  MidCap Blend determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of  MidCap Growth in complete liquidation and termination of  MidCap Growth and in exchange for all of  MidCap Growth's outstanding shares.  MidCap Growth will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by MidCap Growth in proper form prior to the Closing Date shall be fulfilled by MidCap Growth.  Redemption requests received by
MidCap Growth thereafter will be treated as requests for redemption of those shares of MidCap Blend allocable to the shareholder in question.

  MidCap Growth will declare, and MidCap Blend may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income
(computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

  On the Closing Date, MidCap Blend will issue to MidCap Growth a number of full and fractional shares of MidCap Blend, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of MidCap Growth.  The aggregate value of the net assets of MidCap Growth and MidCap Blend shall be determined in accordance with the then current Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock Exchange on the
Closing Date.

  The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on July 16, 2010, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

  In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b)
trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for MidCap Blend or
MidCap Growth to fairly determine the value of its assets, the Closing
Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

  As soon as practicable after the Closing, MidCap Growth shall (a)
distribute on a pro rata basis to the shareholders of record of MidCap
Growth at the close of business on the Closing Date the shares of
MidCap Blend received by MidCap Growth at the Closing in exchange for all of MidCap Growth's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of
Incorporation.

  For purposes of the distribution of shares of MidCap Blend to shareholders of MidCap Growth, MidCap Blend shall credit its books an appropriate number of its shares to the account of each shareholder of
MidCap Growth. No certificates will be issued for shares of MidCap
Blend. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of MidCap Growth, shall be deemed for all purposes of the Fund's
Articles of Incorporation and Bylaws to evidence the appropriate number of shares of MidCap Blend to be credited on the books of MidCap Blend in respect of such shares of MidCap Growth as provided above.

  Prior to the Closing Date, MidCap Growth shall deliver to MidCap Blend a list setting forth the assets to be assigned, delivered and transferred to MidCap Blend, including the securities then owned by
MidCap Growth and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by
MidCap Blend pursuant to this Plan.

  All of MidCap Growth's portfolio securities shall be delivered by
MidCap Growth's custodian on the Closing Date to MidCap Blend or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment
Company Act of 1940, transferred to an Fund in the name of MidCap Blend or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from MidCap Growth's Fund at its custodian to MidCap Blend' Fund at its custodian. If on the Closing
Date MidCap Growth is unable to make good delivery to MidCap Blend'
custodian of any of MidCap Growth's portfolio securities because such securities have not yet been delivered to MidCap Growth's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and MidCap Growth shall deliver to MidCap Blend' custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to MidCap
Blend, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers'
confirmations, as may be reasonably required by MidCap Blend.

  This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of MidCap Growth and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of MidCap Growth no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of MidCap Growth.

  Except as expressly provided otherwise in this Plan, MidCap Growth will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transaction contemplated under this
Plan, including, but not limited to, accountant's fees, legal fees, and proxy related costs.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the
8th day of July, 2010.

  PRINCIPAL VARIABLE CONTRACTS
FUNDS, INC.
  on behalf of the following
Acquired Fund:
  MidCap Growth Account I

  By: /s/ Nora M. Everett
  Nora M. Everett, CEO &
President

  PRINCIPAL VARIABLE CONTRACTS
FUNDS, INC.
  on behalf of the following
Acquiring Fund:
  MidCap Blend Account

  By: /s/ Michael J. Beer
  Michael J. Beer, Executive
Vice President